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COMMONWEALTH ANNUITY AND LIFE INSURANCE COMPANY
132 Turnpike Road, Suite 210
Southborough, MA 01772

SIMPLE IRA -
INDIVIDUAL RETIREMENT ANNUITY SUPPLEMENTAL RIDER

As used in this Rider: "contract" means the contract or certificate to which this Rider is attached; "Annuitant," "You," "Your," and "Yours" mean the Contract Owner; "We," "Us" and "Our" mean the company named above. This Rider is made a part of the contract to which it is attached from the Issue Date of the contract, or if later, the date this Rider is added to the contract. It is issued to qualify the contract as a SIMPLE Individual Retirement Annuity ("SIMPLE IRA") under Section 408(p) of the Internal Revenue Code of 1986, as amended ("Code"). Where provisions of this Rider are inconsistent with the provisions of the contract, the provisions of this Rider will control. The contract is amended as follows:

Section 1.
OWNERSHIP - EXCLUSIVE BENEFIT - TRANSFERABILITY - NON FORFEITABLE -
NON ASSIGNABLE

The Annuitant will be the individual owner of any SIMPLE IRA established under the contract. This SIMPLE IRA is established for the exclusive benefit of You and Your beneficiaries. Your interest under the contract is nonforfeitable at all times. In particular, the contract may not be: transferred; forfeited; assigned; discounted; borrowed against; or pledged as security for any purpose. The assets of the contract will not be commingled with other property except in a common investment fund or subaccount. No part of this SIMPLE IRA will be invested in life insurance contracts.

Section 2.
PREMIUM PAYMENTS - LIMITATIONS

This SIMPLE IRA will accept only: cash contributions made by Your employer on Your behalf pursuant to the terms of a SIMPLE IRA plan that meets the requirements of Code Section 408(p); and a rollover contribution or a transfer of assets from another SIMPLE IRA established on Your behalf. No other contributions will be accepted.

This contract does not require fixed premium payments. Any refund of premiums (other than those attributable to excess contributions) will be applied before the close of the calendar year following the year of the refund toward the payment of additional premiums or the purchase of additional benefits.

Section 3.
TIME AND MANNER OF DISTRIBUTION

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Prior to the expiration of the 2-year period beginning on the date You first participated in any SIMPLE IRA plan maintained by Your employer, any rollover or transfer by You of funds from this SIMPLE IRA must be made to another SIMPLE IRA established on Your behalf. Any distribution of funds to You during this 2-year period may be subject to a 25% additional tax if You do not roll over the amount distributed into a SIMPLE IRA. After the expiration of this 2-year period, You may roll over or transfer funds to any IRA that is qualified under Code Sections 408(a), 408(b), 408(p), or to another eligible retirement plan described in Code
Section 402(c)(8)(B). If this SIMPLE IRA is maintained by a designated financial institution (within the meaning of Code Section 408(p)(7)) under the terms of a SIMPLE IRA plan of your employer, You must be permitted to transfer Your balance without cost or penalty (within the meaning of Code Section 408(p)(7)) to another IRA established by You or on Your behalf under Code Sections 408(a), 408(b), or 408(p), or to another eligible retirement plan described in Code
Section 402(c)(8)(B).

Notwithstanding any provision herein to the contrary, distribution of Your interest in this SIMPLE IRA shall be made in accordance with the requirements of Code Section 408(b)(3) and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distributions must satisfy the requirements of Code Section 408(a)(6) and the regulations thereunder, rather than the distribution rules appearing below. The required distribution may be withdrawn from another of Your IRAs in accordance with regulation 1.408-8, Q & A-9.

The entire value of Your SIMPLE IRA contract will commence to be distributed no later than the first day of April following the calendar year in which You attain age 70 1/2 (the "required beginning date") over: Your life or Your life and the life of Your designated beneficiary; or a period certain not extending beyond the life expectancy of You or the joint and last survivor expectancy of You and Your designated beneficiary. Payments must be made in periodic payments at intervals of no longer than 1 year and must either be nonincreasing or they may increase only as provided in section 1.401(a)(9)-6 of the Income Tax Regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Q & A-2 of 1.401(a)(9)-6.

The distribution periods described in the preceding paragraph cannot exceed the periods specified in 1.401(a)(9)-6 of the Income Tax Regulations.

The first required payment can be made as late as April 1 of the year following the year You attain age 70 1/2 and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

The required minimum distribution for the year You attain age 70 1/2 can be made as late as April 1 of the following year. The required minimum distribution for any other year must be made by the end of such year.

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Section 4.
DISTRIBUTION UPON DEATH

If You die on or after the date required distributions commence, the remaining portion of Your interest will continue to be distributed under the Annuity Option chosen.

If You die before required distributions commence, Your entire interest will be distributed at least as rapidly as follows:

1. If Your designated beneficiary is someone other than Your surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of Your death, over the remaining life expectancy of the designated beneficiary with such life expectancy determined using the age of the beneficiary as of such beneficiary's birthday in the year following the year of Your death or, if elected, in accordance with paragraph (b)(3) below.

2. If Your sole designated beneficiary is Your surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of Your death (or by the end of the calendar year in which You would have attained age 70 1/2, if later), over such spouse's life or, if elected, in accordance with paragraph (b)(3) below. If the surviving spouse dies before required distributions commence to such spouse, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of Your spouse's death, over the spouse's designated beneficiary's remaining life expectancy determined using such beneficiary's age as of the beneficiary's birthday in the year following the death of the spouse or, if elected, will be distributed in accordance with paragraph (b)(3) below. If the surviving spouse dies after required distributions commence to such surviving spouse, any remaining interest will continue to be distributed under the Annuity Option chosen.

3. If there is no designated beneficiary, or if applicable by operation of paragraph (b)(1) or (b)(2) above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of Your death (or of the spouse's death in the case of the surviving spouse's death before distributions are required to commence under paragraph (b)(2) above).

4. Life expectancy is determined using the Single Life Table in Q & A-1 of regulation Section 1.401(a)(9)-9. If distributions are made to Your surviving spouse as the sole beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to the spouse's age in that year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding

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     to the beneficiary's age in the year specified in paragraph (b)(1) or
     (b)(2) and reduced by 1 for each subsequent year.

c. As used in this SIMPLE IRA Rider, the "interest" in this SIMPLE IRA includes the amount of any outstanding rollover, transfer, and recharacterization under Q & A-7 and Q & A-8 under regulation 1.408-8 and the actuarial value of any other benefits provided under this IRA, such as guaranteed death benefits.

d. For the purposes of paragraphs (a) and (b) above, required distributions are considered to commence on the individual's required beginning date or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph (b)(2) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an Annuity Option meeting the requirements of 1.401(a)(9)-6 of the Tax Regulations, then required distributions are considered to commence on the annuity starting date.

e. If the sole designated beneficiary is Your surviving spouse, such spouse may elect to treat the SIMPLE IRA as the spouse's own IRA. This election is deemed to have been made if such surviving spouse: makes a contribution to the IRA (permitted under the contribution rules for SIMPLE IRAs as if the surviving spouse were the owner); or fails to take required distributions as a beneficiary.

f. The entire interest will be paid in a lump sum to Your estate if: You have not designated a beneficiary prior to Your death; or the beneficiary does not survive You.

Section 5.
REPORTS

We will send You an annual report on the status of this SIMPLE IRA and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.

If contributions made on Your behalf under a SIMPLE IRA plan maintained by Your employer are received directly by Us from Your employer, We will provide Your employer with the summary description required by Code Section 408(l)(2)(B).

Section 6.
AMENDMENTS

Subject to regulatory approval, We will send You a copy of any amendment needed to maintain the contract on a tax-qualified basis. It will be deemed accepted by You unless returned to Us within 10 days of receipt.

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Section 7.
OTHER ITEMS

This Rider is intended to qualify the contract under the provisions of Code Sections 408(b) and 408(p) for federal income tax purposes. The provisions of the contract in conjunction with the provisions of this Rider are to be interpreted to maintain such qualification, notwithstanding any other provisions to the contrary. We reserve the right to amend or modify the contract or this rider to the extent necessary to comply with any law, regulation, ruling or other requirement necessary to establish or maintain the tax advantages available to an individual retirement annuity under Code Section 408(b) and any other applicable law. We will send You a copy of any such amendment to this Rider. You are responsible for determining that premiums, distributions and other transactions under the contract comply with applicable law.

IN WITNESS WHEREOF, Commonwealth Annuity and Life Insurance Company has caused this Rider to be signed by its President and Secretary.

/s/ Michael A. Reardon                 /s/ Jon-Luc Dupuy
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               President                            Assistant Secretary

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